THE SOMERSET GROUP, INC.
MARKET FOR THE REGISTRANT'S COMMON STOCK


The Company s common stock trades on The NASDAQ National Market
System under the symbol SOMR.   The quarterly range of prices for
the Company s common stock for the years ended December 31, 1995 and 1994 is presented below:

                                               1995               1994
                   Quarter                 High    Low        High    Low
         First - ended March 31,         $14.00  $12.75      $14.25  $9.75
         Second - ended June 30,         $14.50  $13.25      $12.50 $11.63
      Third - ended September 30,        $17.50  $13.50      $13.25 $11.13
      Fourth - ended December 31,        $18.25  $16.75      $13.50 $12.50

As of March 4, there were 225 shareholders of record and approximately 658 beneficial owners.



SELECTED FINANCIAL DATA

(in thousands except per share amounts)

                                                  Years Ended December 31,

                                         1995    1994    1993    1992    1991
Sales from construction operations    $11,178 $23,467 $14,555 $15,875 $13,935
Equity income of First Indiana Corp. 3,938 2,616 3,614 3,080 2,516 Income from operations before income taxes (1)
                                        5,548   4,132   3,614   2,744   1,486
Net income                              3,358   2,617   2,219      44     120
Net income per share (2)                 1.61    1.26    1.10     .02     .06


                                                  As of December 31,

                                           1995   1994    1993   1992    1991
Working capital                          $9,104 $6,852  $4,885 $4,897  $5,806
Carrying value-investment in First Indiana Corp.
                                         27,549 24,265  21,873 18,731  16,242
Market value-investment in First Indiana Corp.
                                         38,882 23,782  24,890 19,221  12,041
Total assets                             38,726 39,804  34,995 30,649  32,618
Long-term debt                            2,500  5,500   5,500  5,587   7,013
Total liabilities                         9,228 13,375  11,091  9,009  10,618
Shareholders  equity                     29,498 26,429  23,904 21,640  22,000
Cash dividends per share                    .20    .10     ---    ---     ---
Book value per share (2)                  14.45  12.90   11.91  10.79   11.00




(1) These amounts primarily represent the results of the construction operations and equity income from First Indiana
     Corporation.  The construction operations were sold in June
     1995.

(2) Per share amounts have been adjusted for a five-for-four stock split that was effective February 29, 1996.

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